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Exhibit 4.3
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OUTPERFORMANCE OPTION AGREEMENT UNDER THE RCN CORPORATION 1997 EQUITY INCENTIVE
PLAN

         THIS AGREEMENT is made as of September 20, 2001 (the "Grant Date"), by and between RCN Corporation, a Delaware corporation (the "Company"), and Walter Scott, Jr. (the "Consultant").

W I T N E S S E T H:

         WHEREAS, the Consultant is now engaged by the Company in a key capacity, and the Company desires to have Consultant remain in such capacity and to afford Consultant the opportunity to be paid incentive compensation measured by reference to the value of Common Stock ("Stock"), thereby strengthening Consultant's commitment to the welfare of the Company and promoting an identity of interest between Consultant and stockholders of the Company;

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

         1. Plan. The terms and provisions of the Company's 1997 Equity Incentive Plan (the "Plan") are incorporated herein by reference. In the event of a conflict or inconsistency between discretionary terms and provisions of the Plan and the express provisions of this Agreement, this Agreement shall govern and control. In all other instances of conflicts or inconsistencies or omissions, the terms and provisions of the Plan shall govern and control.

         2. Grant of Outperformance Options. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Consultant, during the period commencing on the date of this Agreement and ending ten (10) years from the date hereof (the "Termination Date"), 500,000 Outperformance Options. The Initial Price of each Outperformance Option shall be $1.95. The Adjusted Price shall be determined in accordance with Section 8(c) of the Plan. For this purpose, the applicable index shall be the S&P 500 Index.

         3. Vesting. The Outperformance Options shall vest and become exercisable over a period of five years from the date hereof. Subject to the terms and conditions set forth herein, Consultant may exercise the Option to purchase up to one sixtieth (1/60th) of the shares of Stock subject to the Outperformance Option (rounded to the lowest full number) after one full month has elapsed from the Grant Date, and an additional one sixtieth (1/60th) (rounded to the lowest full number) on the date of each of the succeeding 59 months corresponding to the date of the month on which the Grant Date falls.

         4. Termination of Consulting Arrangement.

               (a) If prior to the Termination Date (as defined in Section 2 herein), the Consultant ceases to provide consulting services to the Company by reason of the Company ending the consulting arrangement other than for Cause (as defined in the Plan), or if the

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Consultant voluntarily terminates the consulting arrangement with the Company, all vesting with respect to the Outperformance Options shall cease and the Outperformance Options, to the extent they were vested at the time of such cessation of the consulting arrangement, may be exercised until the earlier of the Termination Date or three months after the date of such cessation of the consulting arrangement.

               (b) If the Consultant ceases to provide consulting services to the Company prior to the Termination Date by reason of Disability or death, the Consultant will be fully and immediately vested with respect to the Outperformance Options, and the Consultant (or in the event of death, the executor or administrator of the estate of the Consultant or the person or persons to whom the Outperformance Options shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution) will have the right, until the earlier of the Termination Date or one year after the date of termination due to Disability or death, to exercise the Outperformance Options.

               (c) If the Consultant's consulting arrangement with the Company is terminated by the Company for Cause, unless otherwise provided by the Committee, the Outperformance Options, to the extent not exercised prior to such termination, shall lapse and be canceled.

               (d) After the expiration of any exercise period described in either of paragraphs 4(a), 4(b) or 4(c) hereof, the Outperformance Options shall terminate together with all of the Consultant's rights hereunder, to the extent not previously exercised.

         5. Method of Exercising Outperformance Option.

               (a) The Consultant may exercise any or all of the vested Outperformance Options, by delivering to the Company a written notice signed by the Consultant stating the number of Outperformance Options that the Consultant has elected to exercise at that time. The Company will deliver to the Consultant, with respect to and in cancellation of each Outperformance Option being exercised, a payment, in cash, shares of Stock, or a combination of cash and shares of Stock (as determined by the Committee at the date of exercise) in an amount equal to (or, in the case of shares, having a Fair Market Value equal to) the product of (i) the closing price of a share of Stock on the trading day immediately preceding the date of exercise, less the Adjusted Price, multiplied by (ii) the Multiplier. The Multiplier shall be rounded to three decimal places, and be determined as follows:

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If Outperformance Percentage is:     The Multiplier will equal:

0% or less                           0

More than 0% but less than 11%       (Outperformance Percentage x 8/11)
                                      x 100; e.g., if Outperformance
                                      Percentage = 5%, Multiplier =
                                      (.05 x 8/11) x 100 = 3.636
11% or more                           8.0


               (b) At the time of exercise, the Consultant shall pay to the Company such amount as the Company deems necessary to satisfy its obligations to withhold Federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

         6. Issuance of Cash or Shares. As promptly as practical after receipt of such written notification and full payment of any required tax withholding amount, the Company will issue or transfer to the Consultant cash or Option Shares, in an amount determined pursuant to Section 5(a) hereof. In the case of Option Shares, the Company will deliver to the Consultant a certificate or certificates therefor, registered in the Consultant's name. If, upon such exercise, the Company does not have enough shares authorized for issuance and is contractually prohibited or limited pursuant to a debt covenant or other agreement from transferring sufficient cash, the payment of cash or shares will be subject to shareholder approval of sufficient additional shares, or amendment of the relevant agreement, at the Company's option, and the Company agrees to exert its best efforts in connection therewith. .

         7. Company; Consultant.

               (a) The term "Company" as used in this Agreement with reference to employment shall include the Company and its subsidiaries. The term "subsidiary" as used in this Agreement shall mean any subsidiary of the Company as defined in Section 424(f) of the Code.

               (b) Whenever the word "Consultant" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Outperformance Options may be transferred by will or by the laws of descent and distribution, the word "Consultant" shall be deemed to include such person or persons. Following any transfer of the Outperformance Options permitted by Section 15(a), the Outperformance Options shall continue to be subject to the same terms and conditions as were applicable to the Outperformance Options immediately prior to the transfer; provided that (a) for purposes of all Sections of this Agreement other than Section 4, the term "Consultant" shall be deemed to refer to the transferee, and (b) for purposes of
Section 4, the term "Consultant" shall be deemed to refer to Walter Scott, Jr.


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         8. Rights of Stockholder. The Consultant or a transferee of the
Outperformance Options shall have no rights as a stockholder with respect to any shares of Stock potentially payable pursuant to the exercise of the Outperformance Options until Consultant shall have become the holder of record of such share, and no adjustment shall be made for dividend or distributions or other rights in respect of such share for which the record date is prior to the date upon which Consultant shall become the holder of record thereof.

         9. Compliance with Law. Notwithstanding any of the provisions hereof, the Consultant hereby agrees that Consultant will not exercise the Outperformance Options, and that the Company will not be obligated to issue or transfer any Option Shares to the Consultant hereunder, if the exercise hereof or the issuance or transfer of such Option Shares shall constitute a violation by the Consultant or the Company of any provisions of any laws or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company represents and warrants that the Option Shares have been duly registered pursuant to the Securities Act of 1933, that such registration continues to be effective in respect of the Option Shares, and the Company covenants to use commercially reasonable efforts to continue the effectiveness of such registration during the term of this Agreement. Notwithstanding anything to the contrary in this agreement, in the event any Outperformance Options or Option Shares are proposed to be transferred to or exercised by a person or entity which is outside the scope of, or as to which issuance of Outperformance Options or Option Shares would not be permissible under or covered by, the Company's Form S-8 registration statement in respect of the Outperformance Options or the Option Shares ("Disqualified Transferee"), the foregoing sentence shall not be applicable and no transfer of Outperformance Options or Option Shares shall be permissible unless and until the Disqualified Transferee acknowledges, and consents to the placement of a legend on the certificates evidencing the Outperformance Options or Option Shares which states, that the Outperformance Options and Option Shares issuable in respect thereof are not registered, that no transfer of the Outperformance Options or Option Shares issuable in respect thereof is permissible unless an exemption from such registration is available under applicable securities laws, and that if such exemption is available, a one year holding period may be required under applicable securities laws.


         10. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Consultant to the Company shall be mailed or delivered to the RCN Human Resources Department at its principal executive office, and all notices or communications by the Company to the Consultant may be given to the Consultant personally or may be mailed to Consultant at the Consultant's last known address, as reflected in the Company's records.


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         11. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

         12. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

         13. Effect of Change in Control. In the event of a Change in Control, the Company or its successor will pay to the Consultant an amount of cash (less required withholding) equal to the value of each unexercised Outperformance Option, assuming for this purpose that each Outperformance Option had been exercised after the closing of trading of Stock on the day during the 60-day period ending on the date of the Change in Control which produces the highest such value.

         14. Golden Parachute Gross-Up.

               (a) In the event it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Consultant pursuant to the terms of the Award Agreement, whether paid or payable or distributed or distributable, including without limitation the lapse or termination of any restriction on or the vesting or exercisability of an Outperformance Option granted under 9the Award Agreement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Consultant will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount equal to the Excise Tax plus any penalties or taxes imposed on the Consultant by virtue of such Gross-Up Payment such that, after payment by the Consultant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Consultant retains the full value of an Award, with the exception of any regular income taxes owed by the Consultant on account of its exercise.

               (b) Subject to the provisions of Section 14(f) hereof, all determinations required to be made under this Award Agreement, including whether an Excise Tax is payable by the Consultant and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by an outside "Big 5" or similar international accounting firm chosen by the Company (the "Accounting Firm"). The Consultant will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Consultant within 15 calendar days after the date of the Change in Control, and any other such time or times as may be requested by the Company or the Consultant. If the Accounting Firm determines that any Excise Tax is payable by the Consultant, the Company will pay the required Gross-Up Payment to the Consultant within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Consultant, it will, at the same time as it makes such determination, furnish the Consultant with an opinion

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(addressed to both the Consultant and the Company) or other evidence reasonably acceptable to the Consultant that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Consultant. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 14(d) hereof and the Consultant thereafter is required to make a payment of any Excise Tax, the Consultant will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Consultant as promptly as possible. The amount of any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Consultant within five business days after receipt of such determination and calculations.

               (c) The Company and the Consultant will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Consultant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 14(b) hereof.

               (d) The federal, state and local income and other tax returns filed by the Consultant will be prepared and filed on a consistent basis with the determination of the Accounting Firm, with respect to the Excise Tax payable by the Consultant. The Consultant will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Consultant's federal income tax return, or corresponding state and local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Consultant will within five business days pay to the Company the amount of such reduction.

               (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 14(b) and (d) hereof will be borne by the Company. If such fees and expenses are initially advanced by the Consultant, the Company will reimburse the Consultant the full amount of such fees and expenses within five business days after the receipt from the Consultant of a statement therefor and reasonable evidence of his payment thereof.


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               (f) The Consultant will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 30 business days after the Consultant actually receives notice of such claim and the Consultant will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Consultant). The Consultant will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Consultant in writing prior to the expiration of such period that it desires to contest such claim, the Consultant will (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company, (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Consultant, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 14(f), the Company may, at its option, control all proceedings taken in connection with the contest of any claim contemplated by this Section 14(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Consultant may participate therein at his own cost and expense) and may, at its option, either direct the Consultant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Consultant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Consultant to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Consultant on an interest-free basis and will indemnify and hold the Consultant harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance: and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Consultant with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Consultant will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue service or any other taxing authority.


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               (g) If, after the receipt by the Consultant of an amount advanced by the Company pursuant to Section 14(f) hereof, the Consultant receives any refund with respect to such claim, the Consultant will (subject to the Company's complying with the requirements of Section 14(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Consultant of an amount advanced by the Company pursuant to Section 14(f) hereof, a determination is made that the Consultant will not be entitled to any refund with respect to such claim and the Company does not notify the Consultant in writing of it intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Award Agreement.

               (h) If Consultant takes action to enforce this Section 14 against the Company (which for this purpose shall include making preparations for taking such enforcement action), and such enforcement action is in whole or in part successful (whether by decision of a court or arbitrator, by settlement, by mutual agreement of Consultant and the Company or otherwise), the Company shall promptly pay directly or, at Consultant's election, reimburse Consultant for, all legal and other expert fees and expenses incurred by Consultant in connection with such action.

15. Transferability. The Outperformance Options shall not be transferred by the Consultant except as provided hereinbelow. The Outperformance Options may be transferred by the Consultant by any of the following means:

o    by will or the laws of descent and distribution;
o pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, amended);
o    by gift to a Family Member (as defined below);
o or pursuant to the terms of a trust or foundation created or established by the Consultant to a charitable organization (as defined in Internal Revenue Code Section 501(c)(3)).

An Option may be exercised only by the Consultant, by his executor, administrator, guardian or legal representative, by a person who acquired the Outperformance Options pursuant to a qualified domestic relations order, by a Family Member who acquired the Outperformance Options by gift, by any person to whom the Outperformance Options are transferred by will or the laws of descent and distribution, by the trustee or the directors of a trust or foundation created or established by the Consultant, or by an authorized representative of a charitable organization of the type described in subparagraph (b) above which acquired the Outperformance Options pursuant to the terms of a trust or foundation created or established by the Consultant. All provisions of this Agreement shall continue to apply to any Outperformance Options transferred as permitted by this Section 15(a), and any transferee of any such Option shall be bound by all provisions of this Agreement as and to the same extent as the Consultant, subject to Section 7(b) hereof. For purposes of this Agreement, the term "Family Member" shall have the meaning given to such term in General

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Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. The Company represents and warrants that the Compensation Committee of the Company has authorized and approved the foregoing transferability provisions.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                    RCN CORPORATION


                                    By:  /s/ David C. McCourt
                                         David C. McCourt
                                         Chairman and Chief Executive Officer



                                                         /s/  Walter Scott, Jr
                                                              Walter Scott, Jr